Filed pursuant to Rule 433

Registration No. 333-180984

Issuer Free Writing Prospectus dated October 29, 2013

Relating to Preliminary Prospectus Supplement dated October 28, 2013

Altera Corporation

Pricing Term Sheet

2.500% Senior Notes due 2018

4.100% Senior Notes due 2023

Issuer:	Altera Corporation
Title:	2.500% Senior Notes due 2018 (the “2018 Notes”) 4.100% Senior Notes due 2023 (the “2023 Notes”)
Size:	2018 Notes: $600,000,000 2023 Notes: $400,000,000
Maturity:	2018 Notes: November 15, 2018 2023 Notes: November 15, 2023
Coupon:	2018 Notes: 2.500% 2023 Notes: 4.100%
Price to Public:	2018 Notes: 99.469% of face amount 2023 Notes: 98.743% of face amount
Yield to Maturity:	2018 Notes: 2.613% 2023 Notes: 4.255%
Spread to Benchmark Treasury:	2018 Notes: T+ 135 bps 2023 Notes: T+ 175 bps
Benchmark Treasury:	2018 Notes: UST 1.375% due September 30, 2018 2023 Notes: UST 2.500% due August 15, 2023
Benchmark Treasury Price and Yield:	2018 Notes: 100-17; 1.263% 2023 Notes: 99-30+; 2.505%
Interest Payment Dates:	May 15 and November 15, commencing May 15, 2014
Optional Redemption:

2018 Notes: Make-whole call at any time at the greater of a price of 100% or a discount rate of Treasury plus 25 basis points

2023 Notes: Make-whole call at any time at the greater of a price of 100% or a discount rate of Treasury plus 30 basis points.

Change of Control Put:	101% of the principal amount plus accrued interest
Settlement:	T+3; November 1, 2013
Ratings:*	Moody’s: Baal (Stable) S&P: BBB+ (Stable)
CUSIP/ISIN:	2018 Notes: 021441 AE0 / US021441AE07 2023 Notes: 021441 AF7 / US021441AF71
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC
Citigroup Global Markets Inc. J.P. Morgan Securities LLC
Co-Managers:	The Williams Capital Group, L.P. U.S. Bancorp Investments, Inc. Scotia Capital (USA) Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll free at 1-866-718-1649.